Exhibit 6.8

REVOLVING SECURED DEMAND PROMISSORY NOTE

$300,000.00	Boulder, CO
April 5, 2017

FOR VALUE RECEIVED, the undersigned, Kindara Inc., a Delaware corporation located at 3004 Arapahoe Ave., Boulder, CO 80303 (“Borrower”), promises to pay to the order of Hana Microelectronics Investments Co., Ltd, a British Virgin Islands registered company, having a mailing address of Flat E and F, 16-F, On Fook Ind. Bldg, 41-45 Kwai Fung Crescent, Kwai Chung, New Territories,Hong Kong or its assignee (together, the “Lender”), at such place as the holder hereof may designate, in lawful money of the United States of America, the aggregate unpaid principal amount of all advances (each, an Advance, and collectively, the “Advances”) made by Lender to Borrower, up to a maximum principal amount set forth (the “Principal Sum”), or so much thereof as may be advanced or readvanced and remains unpaid. Borrower shall also pay interest on the aggregate unpaid principal amount of such Advances, as follows:

Commencing as of the date of the first Advance and continuing until repayment in full of all sums due hereunder, the unpaid Principal Sum shall bear interest at a fixed interest of 2.82% per annum. All interest payable under the terms of this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

All Advances shall be used by Borrower to pay for certain products, services and any related expenses and fees associated therewith (such products, services and related expenses collectively, the “Product”) provided by the Lender unless otherwise agreed upon in writing by the parties. To obtain an Advance, Borrower shall issue a purchase order to Lender for the purchase of a specific amount of Product (a “PO”). The Lender shall be obligated to deliver the Product per the specifications and other terms that may be set forth in the PO. The amounts due for the Product shall be deemed paid and represent a new Advance upon the delivery by Lender of the Product to the Borrower and written acceptance by the Borrower of the Product as being in conformance with the applicable PO, or upon such other written documentation of completion of services or delivery of goods as the parties specify in writing in accordance with the PO. The Borrower shall keep a written record of the aggregate amount of such Advances along with the interest accrued thereon, which it will make available to Lender from time to time upon Lender’s request. In addition, Lender shall update Schedule A attached hereto to reflect Advances made from time to time.

The unpaid Principal Sum related to each Advance, together with interest thereon at the rate provided above, shall be due and payable in full at any time following the fifth anniversary of the date hereof upon written demand by the Lender, provided, however, the amounts due hereunder shall become immediately due and payable upon the closing of an Acquisition or on an Event of Default (as defined below). Upon receipt of such demand, the Borrower shall pay the amount due in eight equal quarterly increments.

The Borrower’s obligations under this Note shall be secured by a first-priority security interest in the Borrower’s assets. The Borrower and the Lender shall enter into a Security Agreement dated as of the date hereof, all terms of which are incorporated herein by this reference (the “Security Agreement”). In addition, the Borrower shall of even date herewith issue to the Lender a Common Stock Purchase Warrant to purchase up to 270,000 shares of the Borrower’s Common Stock, par value $.0001 per share, calculated based on the amount of Advances made hereunder.

An "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 20% of the outstanding voting securities of the surviving entity after the transaction.

The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

(a)        The failure of Borrower to pay to Lender within five (5) days of when due any and all amounts payable by Borrower to Lender under the terms of this Note; or

(b)       (i) any insolvency, bankruptcy, receivership liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Borrower or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of the Borrower, voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, (iii) any general assignment by the Borrower for the benefit of creditors or (iv) any distribution division, marshaling or application of any of the properties or assets of the Borrower or the proceeds thereof to creditors, voluntary or involuntary, and whether or not involving legal proceedings.

Upon the occurrence of an Event of Default, at the option of Lender, all amounts payable by Borrower to Lender under the terms of this Note shall immediately become due and payable by Borrower to Lender without notice to Borrower or any other Person, and Lender shall have all of the rights, powers, and remedies available under the terms of this Note, the Security Agreement and all applicable laws. Borrower and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Borrower, guarantors and endorsers.

The fact that the balance hereunder may be reduced to zero from time to time will not affect the continuing validity of this Note, and the balance may be increased to the Principal Sum after any such reduction to zero at any time during the term of this Note.

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Borrower further agrees that, if any payment made by Borrower or any other person is applied to this Note and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any property hereafter securing this Note is required to be returned by Lender to Borrower, its estate, trustee, receiver or any other party, including, without limitation, such Borrower, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, Borrower’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made.

Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower as Lender may deem advisable. In the absence of a specific determination by Lender with respect thereto, all payments shall be applied in the following order: (a) then due and payable fees and expenses; (b) then due and payable interest payments and mandatory prepayments; and (c) then due and payable principal payments and optional prepayments.

Lender is hereby authorized by Borrower to endorse on Lender’s books and records each Advance made by Lender under this Note and the amount of each payment or prepayment of principal of each such Advance received by Lender; it being understood, however, that failure to make any such endorsement (or any error in notation) shall not affect the obligations of Borrower with respect to Advances made hereunder, and payments of principal by Borrower shall be credited to Borrower notwithstanding the failure to make a notation (or any errors in notation) thereof on such books and records.

Borrower promises to pay all costs and expenses of collection of this Note and to pay all reasonable attorneys’ fees incurred in such collection, whether or not there is a suit or action, or in any suit or action to collect this Note or in any appeal thereof. Borrower waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and any and all other notices and demands in connection with the delivery, acceptance, performance default or enforcement of this Note, as well as any applicable statutes of limitations. No delay by Lender in exercising any power or right hereunder shall operate as a waiver of any power or right. Time is of the essence as to all obligations hereunder.

Borrower acknowledges and agrees that this Note shall be governed by the laws of the Commonwealth of Massachusetts, excluding conflicts of laws principles, even though for the convenience and at the request of Borrower, this Note may be executed elsewhere.

Borrower and Lender each accepts for itself and in connection with its properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this agreement. Borrower and Lender each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the loan documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

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All amendments to this Agreement must be in writing and signed by Lender and Borrower. This Note represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Note merge into this Note.

All notices or demands by any party about this Note or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Note. A party may change its notice address by giving the other party written notice.

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal by its duly authorized officers as of the date first written above.

KINDARA INC.

By:
	Name:	Ira Hernowitz
	Title:	CEO

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SCHEDULE A

OUTSTANDING ADVANCES

Advanced Amount	Date of Advance	Type of Advance (specify type of product or service)	Date of Repayment (if applicable)	Amount Outstanding

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